Exhibit 3.27

OPERATING AGREEMENT

OF

MTGA GAMING, LLC

A DELAWARE LIMITED LIABILITY COMPANY

As of August 1st, 2007

MTGA GAMING, LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT (“Operating Agreement”) is made and dated as of this 1st day of August, 2007 by the Members (as hereinafter defined) and the Company (as hereinafter defined).

The Members and Company declare that they shall operate a limited liability company in accordance with the terms of, and subject to the conditions set forth in, this Operating Agreement.

NOW, THEREFORE, for good and valuable consideration, the undersigned, intending legally to be bound, state as follows:

ARTICLE I

DEFINITIONS

Section 1.1 - Definitions. The following capitalized terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein). Other terms are defined in the text of this Operating Agreement; and, throughout this Operating Agreement, those terms shall have the meaning respectively ascribed to them:

(a) “Act” shall mean the Delaware Limited Liability Act, as the same as may be amended from time to time.

(b) “Articles of Organization” shall mean the Articles of Organization of MTGA Gaming, LLC, as filed with the Secretary of State of the State of Delaware, as the same may be amended from time to time. A copy of the Articles of Organization is attached hereto as Exhibit “A”.

(c) “Authority” shall mean the Mohegan Tribal Gaming Authority, an instrumentality of the Tribe.

(d) “Budget” shall mean the annual budget for the Company’s Fiscal Year.

(e) “Capital Account” means the Capital Account maintained for each Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited such Member’s Capital Contributions and distributed Profits; and

(ii) To each Member’s Capital Account there shall be debited the amount of such Member’s distributed Losses and cash and the value of any Company property distributed to such Member pursuant to any provision of this Agreement.

(f) “Capital Contribution” shall mean the total amount of cash and the initial value of any property (other than money) contributed to the Company by a Member.

(g) “Code” shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

(h) “Company Interest” shall mean each Member’s share of the Profits and Losses of, and the right to receive distributions from, the Company, as set forth on Exhibit “B”.

(i) “Company” shall mean MTGA Gaming, LLC.

(j) “Distributable Cash” means all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company’s business; (iii) such Reserves as the Managers deem reasonably necessary to the proper operation of the Company’s business.

(k) “Entity” shall mean a general partnership, a limited partnership, a domestic or foreign limited liability company, a trust, an estate, an association, a corporation or any other legal or commercial entity, the Tribe, the Authority or any national, state or local government or subdivision thereof.

(l) “Fiscal Year” shall mean the Company’s fiscal year, which shall be the year ended September 30.

(m) “Initial Capital Contribution” means the initial contributions to the Capital Account of the Company pursuant to this Operating Agreement as set forth on Exhibit “B” attached hereto.

(n) “Manager(s)” shall mean one or more Managers of the Company designated in the manner provided in this Operating Agreement.

(o) “Member(s)” shall means the party or parties which execute a counterpart of this Operating Agreement as members. Initially, Mohegan Tribal Gaming Authority shall be the sole Member.

(p) “Membership Interest” shall mean all of the rights of the Members in the Company, including the Members’ (i) Company Interests, (ii) right to inspect the Company’s books and records, and (iii) any other right granted pursuant to this Operating Agreement or the Act.

(q) “Operating Agreement” shall mean this Operating Agreement as originally executed and as may be amended from time to time.

(r) “Person” shall mean an individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such “Person” where the context so permits.

(s) “Profits and Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s income or loss for such year or period, determined in accordance with generally accepted accounting principles consistently applied.

(t) “Related Person” shall mean a Person which controls, is controlled by, or is under common control with another Person.

(u) “Reserves” shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient and reasonable by the Manager for capital expenditures, working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

(v) “Tribe” shall mean The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe.

ARTICLE II

FORMATION OF COMPANY

Section 2.1 - Formation. The Company was formed as a limited liability company under the Act by the filing of its Articles of Organization with the Secretary of State of the State of Delaware.

ARTICLE III

BUSINESS OF COMPANY

Section 3.1 - Permitted Businesses. The Company shall be deemed to exist for the purpose of engaging in all lawful business for which limited liability companies may be formed under the Act, and to exercise all powers necessary or convenient for such purposes.

ARTICLE IV

CONTRIBUTIONS

Section 4.1 - Contributions. Upon execution of this Operating Agreement, the Members shall initially contribute to the Company cash, instruments of value, property or services in the amount as set forth on Exhibit “B” attached hereto. No interest shall be paid on any Capital Contribution to the Company or on any Member’s Capital Account.

Section 4.2 - No Additional Capital Contributions Required. Generally, the Members may elect but shall not be required to contribute any additional capital to the Company.

Section 4.3 - No Liability. The Members shall have no personal liability for any obligation of the Company. The Members shall not be liable, solely by reason of being a Member of the Company, under a judgment, decree, or order of a court, or in any other manner, for a debt, obligation, or liability of the Company, whether arising in contract, tort, or otherwise, and shall not be deemed to have consented to the jurisdiction of any such court.

Section 4.4 - Loans. The Members may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and such Member agree.

Section 4.5 - Capital Account. In the event of a sale, exchange or transfer of Membership Interests in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee.

Section 4.6 - Deficit Balance. The Members shall have no liability to restore all or any portion of a deficit balance in its Capital Account.

Section 4.7 - Member, Manager and Officer Liability. None of the Managers, Officers, employees or agents of the Company shall have any personal liability to the Members for the repayment of any amounts outstanding in the Capital Account of any Member, including, but not limited to, Capital Contributions. Any such payment shall be solely from the assets of the Company.

ARTICLE V

NAME AND ADDRESS OF MEMBERS

Section 5.1 - Members. The names and addresses of the initial Members are as set forth on Exhibit “B”.

ARTICLE VI

PROFITS, LOSSES & DISTRIBUTIONS

Section 6.1 - Managers Fees. The Managers shall not be entitled to any fee or compensation for performing any management functions for or on behalf of the Company except as approved by the Member.

Section 6.2 - Reserve Funds. The Managers shall have the right to establish and maintain reserve funds in such amount and for such purposes for or on behalf of the Company as the Managers may deem reasonably necessary or desirable, which monies shall neither be considered in determining the cash of the Company available for distribution nor utilized in making any distribution.

Section 6.3 - Distributions Generally. Except as provided elsewhere in this Agreement, all distributions of cash or other property shall be made to the Members in the discretion of the Managers in proportion to each Member’s Membership Interest.

Section 6.4 - Limitation Upon Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company.

ARTICLE VII

MANAGEMENT

Section 7.1 - Management. The business and affairs of the Company shall be managed by its Managers under the direction of the Members as provided herein. The Managers shall direct, manage and control the business of the Company to the best of their abilities. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by non-waivable provisions of applicable law, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business. At any time when there is more than one Manager, any one Manager may exercise all of the powers delegated to the Managers herein and may take any action permitted to be taken by the Managers, unless the approval of the Members is expressly required pursuant to this Operating Agreement.

Section 7.2 - Number, Identity, Tenure and Qualifications.

The Company shall initially have two Managers.

The initial Managers shall be Mitchell G. Etess and Jeffrey E. Hartmann.

The number of Managers of the Company may be changed from time to time by the unanimous written consent of the Members. Each Manager shall hold office until his or her successor shall have been elected and qualified or such earlier time as he may resign or be removed as provided herein, or as otherwise provided herein this Section 7.2. A Manager need not be a Member.

Section 7.3 - Certain Powers of Managers. Without limiting the generality of Section 7.1, each Manager shall have power and authority on behalf of the Company:

(i) To acquire property, except that any acquisition of property from a Related Person shall not be on any less favorable terms than such acquisition would be if it were on an arm’s length transaction;

(ii) To borrow money for the Company from banks, other lending institutions, a Member, or subdivisions or affiliates of a Member and in connection therewith, to mortgage, hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums;

(iii) To purchase liability and other insurance to protect the Company’s property and business in accordance with general commercial practices;

(iv) To hold and own any Company real and/or personal properties in the name of the Company;

(v) To make expenditures in accordance with the Budget, provided that such Budget shall be subject to the approval of the Members and any deviations in any line item, or overall budget, exceeding five percent (5%) shall require the consent of the Members;

(vi) To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short term governmental obligations, commercial paper or other investments;

(vii) Upon the prior written consent of the Members, to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan;

(viii) To execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition in the ordinary course of business of the Company’s property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary or appropriate, in the opinion of the Managers, to the business of the Company, in each case subject to the other limitations contained in this Operating Agreement;

(ix) To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

(x) Subject to oversight by the Members as provided herein, to enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve; and

(xi) To do and perform such other acts as may be necessary or appropriate to the conduct of the Company’s business.

Unless authorized to do so by this Operating Agreement or by consent of the Members, and subject to any consent required by any other provision of this Operating Agreement, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any away, to pledge its credit or to render it liable for any purpose.

Section 7.4 - Bank Accounts. The Managers may from time to time open bank accounts in the name of the Company, and shall have the authority to designate signatories for such accounts.

Section 7.5 - Company Books. In accordance with Section 9.2 herein, the Managers shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books and other relevant Company documents. The Members shall have the right to inspect and copy such Company documents.

Section 7.6 - Indemnity of Managers and Officers. The Company shall indemnify the Managers and Officers from and against any claim by any third party seeking monetary damages against such Managers and Officers arising out of such Managers and Officers performance of his/her duties in good faith in accordance with this Operating Agreement and the Act.

Section 7.7 - Resignation. A Manager of the Company may resign at any time by giving written notice to the Members. The resignation of a Manager shall take effect upon receipt of notice thereof or at such late time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 7.8 - Removal. A Manager may be removed at any time, with or without cause, by the Members. As used herein “for cause” shall include but not limited to (i) failure or refusal to actively participate in the management, and perform the duties, of such Manager; (ii) engaging in dishonest or malfeasance is directed against the Company; (iii) gross negligence or willful misconduct in the performance of his/her duties as a Manager; (d) the use of the such Manager’s position, influence, or knowledge of confidential information for personal gain, either directly or indirectly.

Section 7.9 - Officers. Upon the written consent of the Members, the Managers may appoint individual Officers of the Company, including a President, any Vice-President, a Chief Financial Officer and/or any Secretary. The Officers shall perform such duties as are assigned to them by the Managers under the direction of the Managers, subject to the consent rights of the Members hereunder. The initial Officers of the Company shall be: Leo M. Chupaska, Chief Financial Officer; Paul I. Brody, Vice President and Secretary; and Michael J. Ciaccio, Vice President and General Counsel.

Section 7.10 - Written Actions. Any action permitted to be taken by a Manager may be taken without a meeting if a writing, setting forth the action so taken, shall be signed by the Manager, and said written action shall be filed with the regular minutes of the Company.

ARTICLE VIII

MEMBER’S RIGHTS AND OBLIGATIONS

Section 8.1 - Limitation of Liability. The Members’ liability shall be limited as set forth in this Operating Agreement, the Act and other applicable law.

Section 8.2 - Member Meetings. The Members shall have meetings at such time and place as the Members shall determine, but not less often than annually. Any Member shall have the right to call a meeting of the Members upon reasonable prior notice to all Members. All Members must be present to obtain a quorum.

Section 8.3 - Member’s Consent. Any action required to be taken by the Members may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Members, and said consent shall be filed with the regular minutes of the Members and the Company.

ARTICLE IX

ACCOUNTING, REPORTS

Section 9.1 - Accounting Period. The Company’s accounting period shall be the year ending September 30.

Section 9.2 - Records, Audits and Reports. The Managers shall maintain records and accounts of all operations and expenditures of the Company. At a minimum the Company shall keep at its principal place of business the following records:

(i) A copy of the Articles of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any articles of amendment have been executed;

(ii) Copies of the Company’s federal, state, and local income tax returns and financial statements for the three most recent years, or, if such returns or statements were not prepared for any reason, copies of the information and statements provided to the Member to enable it to prepare any federal, state and local tax returns required of it for such period;

(iii) Copies of the Company’s current effective Operating Agreement and all amendments thereto and copies of any Operating Agreements no longer in effect;

(iv) A writing setting forth the amount of cash, if any, and a statement of the agreed value of other property or services contributed by the Members;

(v) A writing stating events, if any, upon the happening of which the Company is to be dissolved and its affairs wound up; and

(vi) Other material records of the Company.

Section 9.3 - Returns and Other Elections. The Managers shall cause the preparation and timely filing of all returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members as soon as practical after the end of the Company’s Fiscal Year. All elections permitted to be made by the Company under federal or state laws shall be made by the Manager.

ARTICLE X

TRANSFERABILITY

Section 10.1 - Transfer by Member.

(i) Each Member shall have the right to transfer all or a portion of such Member’s Membership Interest and shall have the power to grant a transferee the right to become a Member.

(ii) Each Member shall have the right or power to withdraw voluntarily from the Company.

ARTICLE XI

DISSOLUTION AND TERMINATION

Section 11.1. The Company shall be dissolved and its affairs shall be wound up upon the happening of any of the first to occur of the following:

(i) written consent of the Members; or

(ii) Voluntary or Involuntary Withdrawal of the Members; or

(iii) entry of a decree of final dissolution under the Act.

As soon as possible following the occurrence of any of the events specified in this Article XI effecting the dissolution of the Company, the Managers shall proceed to wind up the Company’s business in accordance with the Act and other applicable law.

ARTICLE XII

DISTRIBUTION OF PROCEEDS ON LIQUIDATION

Section 12.1. Upon dissolution, winding up and liquidation of the Company, the assets of the Company shall be liquidated and distributed in the following order of priority:

(i) The claims of creditors other than the Members shall first be satisfied and reserves established as deemed necessary or desirable by the Company;

(ii) All outstanding debts and liabilities owing to the Members shall be repaid; then

(iii) To the Members in proportion to each Member’s Membership Interest.

Section 12.2. The Company may be liquidated by either (i) selling the Company assets and distributing the net proceeds therefrom in the manner provided in Section 12.1 and/or (ii) by distributing the assets to the Members in proportion to each Member’s Membership Interest. The choice and relative values of the property or money so distributed to the Members, shall be reasonably determined by the Members.

Section 12.3. Distributions made pursuant to this Article XII may be distributed to a trust established for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the discretion of the Members, in the same proportion as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Operating Agreement.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.1 - Notices: Electronic Transmission and Signatures. Any notice, demand or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by overnight courier to such Member at the address set forth in this Operating Agreement or in the records of the Company. Except as otherwise provided herein, any such notice delivered via overnight courier shall be deemed to be given when delivered to the address of such member. To the fullest extent permissible under applicable law, written notice or consent shall include notice or consent by electronic transmission, and any signature required may be provided by electronic transmission.

Section 13.2 - Application of Delaware Law. This Operating Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, and specifically the Act.

Section 13.3 - Amendments. This Operating Agreement may not be amended except in a writing executed by the Members.

Section 13.4 - Execution of Additional Instruments. The Members hereby agree to execute such other and further statements of interest and holding, designations, powers of attorney and other instruments necessary to comply with any applicable laws, rules or regulations.

Section 13.5 - Construction; Gender; Plurals. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

Section 13.6 - Headings. The headings in this Operating Agreement are not intended to describe; interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

Section 13.7 - Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

Section 13.8 - Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights and the parties may have by law, statute, ordinance or otherwise.

Section 13.9 - Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Section 13.10 - Heirs, Successors and Assigns. Each and all of the covenants, terms provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

Section 13.11 - No Waiver. Nothing herein and no act, error or omission by the Members, the Company, its Managers, Officers or any other person acting on their behalf (including any individual manager thereof) shall be construed as a waiver of sovereign immunity by the Authority or the Tribe.

Section 13.12 - Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of the Company or of any creditor of the Members.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed as of the 1st day of August, 2007.

MTGA GAMING, LLC

By:	/s/ Mitchell G. Etess
Mitchell G. Etess
Manager

By:	/s/ Jeffrey E. Hartmann
Jeffrey E. Hartmann
Manager

MOHEGAN TRIBAL GAMING AUTHORITY, Sole Member

By:	/s/ Mitchell G. Etess
Mitchell G. Etess
CEO

EXHIBIT “A”

ARTICLE OF ORGANIZATION

[Attached]

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “MTGA GAMING, LLC”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF JULY, A.D. 2007, AT 1:43 O’CLOCK P.M.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
4398112 8100	AUTHENTICATION:	5887423
070867063	DATE:	07-31-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:47 PM 07/30/2007
FILED 01:43 PM 07/30/2007
SRV 070867063 – 4398112 FILE

CERTIFICATE OF FORMATION

OF

MTGA GAMING, LLC

1. The name of the limited liability company is MTGA Gaming, LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of MTGA GAMING, LLC this 27th day of July, 2007.

By:	/s/ Michael J. Ciaccio
Printed Name: Michael J. Ciaccio
Its: Authorized Person

EXHIBIT “B”

Member Name and Address	Agreed Initial Contribution	Percentage Interest in Profits, Losses and Distributions

Mohegan Tribal Gaming Authority One Mohegan Sun Boulevard Uncasville, Connecticut 06382-0488	$5,000	100%

IN WITNESS WHEREOF, the undersigned have executed this Assignment effective as of the 28 day of March, 2008.

MTGA Gaming, LLC

		By:	/s/ Mitchell G. Etess
Mitchell G. Etess
Manager

Mohegan Gaming & Hospitality, LLC

		By:	/s/ Philip M. Cahill
Philip M. Cahill
Manager

Acknowledged and agreed to:

The Mohegan Tribe of Indians of Connecticut

By:	/s/ Bruce S. Bozsum
Bruce S. Bozsum
Chairman

IN WITNESS WHEREOF, the undersigned have executed this Assignment effective as of the 28 day of March, 2008.

MTGA Gaming, LLC

		By:	/s/ Mitchell G. Etess
Mitchell G. Etess
Manager

Mohegan Gaming & Hospitality, LLC

		By:	/s/ Philip M. Cahill
Philip M. Cahill
Manager

Acknowledged and agreed to:

The Mohegan Tribe of Indians of Connecticut

By:	/s/ Bruce S. Bozsum
Bruce S. Bozsum
Chairman